Exhibit 10.1

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179

DEUTSCHE BANK AG NEW YORK BRANCH
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
DEUTSCHE BANK SECURITIES INC.
60 Wall Street
New York, New York  1000

CONFIDENTIAL

August 1, 2014

Scientific Games Corporation

Scientific Games International, Inc.

750 Lexington Avenue

New York, NY 10022

Attention: Scott Schweinfurth, Executive Vice President and Chief Financial Officer

Project University
Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI” and together with Bank of America, Merrill Lynch,  JPMCB, J.P. Morgan, DBNY and DBCI, collectively, “we”, “us” or the “Commitment Parties”) that Scientific Games Corporation (“Holdings”), a Delaware corporation, intends to acquire all of the outstanding equity interests (the “Acquisition”) of a company identified to us by you as “University” (the “Company”).  The Acquisition will be effected through the merger of a direct or indirect, wholly owned U.S. subsidiary of Holdings or Scientific Games International, Inc. (the “Borrower” and, together with Holdings, “you”) with and into the Company, with the Company being the surviving corporation of the merger.  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as

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Exhibits B, C and D (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”).

1.                                      Commitments.

In connection with the Transactions,

(i) if the Required Amendments (as defined below) are obtained prior to the commencement of general syndication of the Bank Facilities (as defined below) (the “Launch Date”), (A) each of Bank of America, JPMCB and DBNY (together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, an “Initial Incremental Term Lender” and, collectively, the “Initial Incremental Term Lenders”) is pleased to advise you of its several, but not joint, commitment (the “Incremental Term Commitment”) to provide to the Borrower the amounts set forth opposite its name on Annex I hereto of the principal amount of the Incremental Term Loan Facility (the “Incremental Term Facility”) and (B) each of Bank of America, JPMCB and DBNY (together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, an “Incremental Revolving Lender” and, collectively, the “Incremental Revolving Lenders”) is pleased to advise you of its several, but not joint, commitment (the “Revolving Incremental Commitment”) to provide to the Borrower the amounts set forth opposite its name on Annex I hereto of the principal amount of the Revolving Incremental Commitment; and

(ii) if the Required Amendments are not obtained prior to the Launch Date, (A) each of Bank of America, JPMCB and DBNY (together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, an “Initial Refinancing Lender” and, collectively, the “Initial Refinancing Lenders”) is pleased to advise you of (x) its several, but not joint, commitment (the “Refinancing Term Loan Commitment”) to provide to the Borrower the amounts set forth opposite its name on Annex I hereto of the principal amount of the Refinancing Term Loan Facility (as defined in Exhibit B) and (y) its commitment (the “Revolving Facility Commitment”) to provide to the Borrower the amounts set forth opposite its name on Annex I hereto of the principal amount of the Revolving Facility (as defined in Exhibit B) (the Revolving Facility, together with the Refinancing Term Loan Facility, the “Refinancing Facility”) and (B) the Initial Incremental Term Lenders are pleased to advise you of their commitment to provide the Incremental Term Facility (the “Backstop Incremental Facility”, and, together with the Refinancing Facility, the “Backstop Facility”).

For the avoidance of doubt, the defined term “Incremental Term Facility” shall mean (i) if the Required Amendments are obtained prior to the Launch Date, the Incremental Term Facility obtained under the Existing Credit Agreement and (ii) if the Required Amendments are not obtained prior to the Launch Date, the Incremental Term Facility obtained under the Backstop Facility.

Additionally, in connection with the Transactions, (A) each of JPMCB, Bank of America and DBCI (together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, an “Initial Secured Bridge Lender” and, collectively, the “Initial

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Secured Bridge Lenders”) is pleased to advise you of its several, but not joint, commitment (collectively, the “Secured Bridge Commitment”) to provide to the Borrower the amounts set forth opposite its name on Annex I hereto of the principal amount of the Secured Bridge Facility (as defined in Exhibit A) and (B) each of JPMCB, Bank of America and DBCI (together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, an “Initial Unsecured Bridge Lender” and, collectively, the “Initial Unsecured Bridge Lenders”) is pleased to advise you of its several, but not joint, commitments (collectively, the “Unsecured Bridge Commitment”) to provide to the Borrower the amounts set forth opposite its name on Annex I hereto of the principal amounts of the Unsecured Bridge Facilities (as defined in Exhibit A).

As used in the Commitment  Letter,  (a) “Commitments” means (i) if the Required Amendments are obtained prior to the Launch Date, the Incremental Term Commitment, the Revolving Incremental Commitment, the Secured Bridge Commitment and the Unsecured Bridge Commitment or (ii) if the Required Amendments are not obtained prior to the Launch Date, the Refinancing Term Loan Commitment, the Revolving Facility Commitment, the Incremental Term Commitment under the Backstop Facility, the Secured Bridge Commitment and the Unsecured Bridge Commitment; (b) “Initial  Incremental Lenders”  means, collectively, the Initial Incremental Term Lenders and the Incremental Revolving Lenders; (c)  “Initial Bank Lenders”  means (i) if the Required Amendments are obtained prior to the Launch Date, the Initial Incremental Lenders, or (ii) if the Required Amendments have not been obtained prior to the Launch Date, the Initial Refinancing Lenders and the Initial Incremental Term Lenders; (d) “Initial Bridge Lenders” means, collectively, the Initial Secured Bridge Lenders and the Initial Unsecured Bridge Lenders; (e) “Initial Lenders” means, collectively, the Initial Bank Lenders and the Initial Bridge Lenders, as applicable; (f) “Bank Facilities” means (i) if the Required Amendments are obtained prior to the Launch Date, the Incremental Term Facility and the Revolving Incremental Commitment or (ii) if the Required Amendments are not obtained prior to the Launch Date, the Backstop Facility; (g) “Bridge Facilities” means, collectively, the Secured Bridge Facility and the Unsecured Bridge Facilities; and (h) “Facilities” means, collectively, the Bank Facilities and the Bridge Facilities, as applicable.

In addition, if the proceeds of the Secured Notes and Unsecured Notes have been received and deposited into an escrow account, then immediately following receipt by the Borrower of the written notice from the escrow agent for the escrow account that all such proceeds have been received and are being held in such escrow account, the commitments in respect of the Secured Bridge Facility and the Unsecured Bridge Facility shall automatically be reduced by the amount of the gross proceeds from the Secured Notes and Unsecured Notes, respectively; provided that the conditions for the release of funds from such escrow shall be the same as or less burdensome to the Borrower than those set forth herein with respect to the applicable Bridge Facilities.

2.                                      Titles and Roles.

It is agreed that (i) Merrill Lynch, J.P. Morgan and DBSI will act as joint lead arrangers for each of the Facilities and for the Acquisition Amendment (the “Lead Arrangers”), (ii) each of Merrill Lynch, J.P. Morgan and DBSI will act as bookrunner for each of the Facilities

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(together with any other joint bookrunners appointed pursuant to the next paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (iii) Bank of America will act as administrative agent and collateral agent for the Bank Facilities (in such capacity, the “Bank Administrative Agent”), (iv) JPMCB will act as administrative agent and collateral agent for the Secured Bridge Facility, and (v) JPMCB will act as administrative agent for the Unsecured Bridge Facility (in such capacity, the “Bridge Administrative Agent”, and together with the Bank Administrative Agent, the “Administrative Agents”).  It is further agreed that (i) (x) Merrill Lynch shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bank Facilities, (y) JPMCB shall appear immediately to the right of Merrill Lynch on any Information Materials and all other offering or marketing materials in respect of the Bank Facilities and (z) DBSI shall appear immediately to the right of JPMCB on any Information Materials and all other offering or marketing materials in respect of the Bank Facilities and (ii) (x) JPMCB shall have “left side” designation and shall appear on the top left of any Information Materials and all other offering or marketing materials in respect of the Bridge Facilities, (y) Merrill Lynch shall appear immediately to the right of JPMCB on any Information Materials and all other offering or marketing materials in respect of the Bridge Facilities and (z) DBSI shall appear immediately to the right of Merrill Lynch on any Information Materials and all other offering or marketing materials in respect of the Bridge Facilities.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree; provided that prior to the date that is 20 days after the date hereof, you may appoint one or more additional arrangers and/or joint bookrunners for the Facilities and award such additional arrangers and/or joint bookrunners additional agent or co-agent titles in a manner and with economics determined by you in consultation with the Joint Bookrunners (it being understood that, to the extent you appoint additional agents, co-agents, additional arrangers and/or bookrunners or confer other titles in respect of any Facility, such financial institution or affiliates thereof shall commit to providing a percentage of the aggregate principal amount of the Facilities (pro rata among the Facilities) at least commensurate with the economics and fees awarded to such financial institution and its affiliates and the commitments of the Initial Lenders in respect of the Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments (it being understood and agreed that with respect to the Incremental Revolving Commitment or the Revolving Facility Commitment, any commitments from additional commitment parties shall be allocated (i) pro rata to each of the Initial Lenders until such time as any Initial Lender’s Incremental Revolving Commitment or the Revolving Facility Commitment, as applicable, is equal to their Revolving Incremental Targeted Successful Syndication Level or Revolving Facility Targeted Successful Syndication Level, as applicable (in each case, as defined in the Fee Letter), (ii) following such time, pro rata among the remaining Initial Lenders until such time as the Incremental Revolving Commitment

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or the Revolving Facility Commitment of all Initial Lenders is equal to their Revolving Incremental Targeted Successful Syndication Level or Revolving Facility Targeted Successful Syndication Level, as applicable and (iii) thereafter, pro rata among all Initial Lenders), upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided further that in no event shall the Initial Lenders party hereto on the date hereof receive, in the aggregate, less than 80% of the economics.

3.                                      Syndication.

The Joint Bookrunners reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrower, the Company and their respective subsidiaries that have been specified to us by you in writing on or prior to the date hereof as such list may be supplemented in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing on or prior to the date hereof, (iii) to the extent required under applicable gaming laws, a person who is not registered or licensed with, approved, qualified or found suitable by a gaming authority, or has been disapproved, denied a license, qualification or approval or found unsuitable by a gaming authority (whichever may be required under applicable gaming laws) and (iv) in each case of clauses (i) and (ii) above (each of the persons referred to in such clauses, a “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) (clauses (i) through (iv) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation, subject to the conditions referred to in Section 6 below, to fund the applicable Facilities on the date of the consummation of the Acquisition with the proceeds of the Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the applicable Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the applicable Facilities on the Closing Date has occurred, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and

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obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the applicable Facilities on the Closing Date has occurred and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Secured Bridge Facility and shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Unsecured Bridge Facilities, unless you otherwise agree in writing; provided that the preceding clauses (i) through (iv) shall not apply to any reduction of commitments in connection with the appointment of any additional arranger and/or additional joint bookrunner pursuant to Section 2 above.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.  The Joint Bookrunners may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) the Joint Bookrunners in completing a syndication that is reasonably satisfactory to us and you.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure prior to or concurrent with the launch of the syndication, at your expense, ratings (but not specific ratings) for the applicable Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Joint Bookrunners, of a reasonable number of meetings of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause appropriate  officers of the Company to be available for such meetings) and (f) prior to the Closing Date, unless the Lead Arrangers otherwise consent, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the

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Company and its subsidiaries) being offered, placed or arranged (other than (i) the Facilities and the Notes or debt securities issued in lieu of the Notes, (ii) the Acquisition Amendment, (iii) replacements, refinancings, extensions and renewals of existing indebtedness that matures prior to the Closing Date or (iv) any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Notes (it being understood that the Borrower’s and the Company’s and their respective subsidiaries’ ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the syndication of the Facilities or the offering of the Notes).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this paragraph shall constitute a condition to the commitments hereunder or the funding of the applicable Facilities on the Closing Date. In furtherance of the foregoing (and not, for the avoidance of doubt, in limitation of your general obligations pursuant to the foregoing), you agree and acknowledge that the Joint Bookrunners may determine, with your consent, to launch the syndication and conduct the meetings of prospective Lenders referred to above and in such event you hereby agree to provide all information and assistance contemplated by this paragraph (including any updates to Information Materials or other offering or marketing materials (including all required materials for purposes of starting the marketing period in respect of the Bank Facilities referenced in Exhibit E), and to use commercially reasonable efforts to procure the ratings referred to above, no later than November 15, 2014, or such earlier times as may be needed to allow the Joint Bookrunners to launch syndication at such time.

The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to us all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower or the Company and reasonably available to you (such projections, including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your respective affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld and you

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shall use your commercially reasonable efforts to and/or to have the Company communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit E hereto.

You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities in a form customarily delivered in connection with secured bank financings and bridge financings (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing materials and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Company or your or the Company’s respective securities that do not wish to receive material information with respect to you, the Company or your or its securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Company’s securities) (“MNPI”) (any such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Joint Bookrunners, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders.  It is understood that in connection with your assistance described above, the Borrower shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders (which letters shall in each case include a customary “10b-5” representation), represent that the additional version of the Information Materials does not include any information that would be MNPI and exculpate you and the Company with respect to any liability related to the unauthorized use or misuse, and us with respect to any liability related to the use, of the contents of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”).  You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the

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Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders:  (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, and (c) drafts and final versions of the Bank Facilities Documentation (as defined in Exhibit B), Secured Bridge Facility Documentation (as defined in Exhibit C) and Unsecured Bridge Facilities Documentation (as defined in Exhibit D) (collectively, the “Facilities Documentation”).  If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.  You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4.                                      Information.

You hereby represent and warrant that, to the best of your knowledge as to the Company and its subsidiaries and businesses, (a) all written factual information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations

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were being made, at such time, then you will (and, with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information and Projections relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances.  In arranging and syndicating the Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.                                      Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable.  Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing.

6.                                      Conditions.

The commitments of the Initial Lenders hereunder to fund the applicable Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a)(i) the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, solely in the case of the Incremental Term Facility, the Revolving Incremental Commitments or the Refinancing Facility, as applicable and (ii) “Conditions to Initial Borrowings” in Exhibits C and D hereto, solely in the case of the Secured Bridge Facility and the Unsecured Bridge Facilities, as applicable and (b) the conditions set forth in Exhibit E hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and the condition in the next succeeding paragraph, the initial funding of the applicable Facilities shall occur (except, in the case of the Bridge Facilities, to the extent the Secured Notes are issued in lieu of the Secured Bridge Facility or the Unsecured Notes are issued in lieu of the Unsecured Bridge Facilities, as applicable, or a portion thereof and the gross cash proceeds from the Secured Notes and Unsecured Notes, as applicable, are available to consummate the Transactions (as defined in Exhibit A)).

In addition, the commitments of the Initial Lenders hereunder are subject to the execution and delivery of (a) solely in the case of the Incremental Term Facility, the Revolving Incremental Commitment or the Refinancing Facility, the applicable Bank Facilities Documentation (including any joinders and supplements required by the Amended Credit Agreement), (b) solely in the case of the Secured Bridge Facility, the Secured Bridge Facility Documentation, and (c) solely in the case of the Unsecured Bridge Facilities, the Unsecured Bridge Facilities Documentation, in each case, consistent with the Specified Precedent (as defined below), the Commitment Letter, the Fee Letter, the applicable Term Sheet and otherwise as mutually agreed to be customary and appropriate for transactions of this type and (d) customary legal opinions, customary closing certificates, customary evidence of authorization and a solvency certificate of

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Holdings’ chief financial officer in substantially the form of Annex I to Exhibit E hereto.  For purposes of this Commitment Letter, the Term Sheets and the Fee Letter, the definitive documentation shall be consistent with the Specified Precedent and “Specified Precedent” shall mean (i) the Existing Credit Agreement, for the Bank Facilities and (ii) the indenture governing the Borrower’s existing senior subordinated notes due 2021, in the case of the Bridge Facilities, in each case, subject to good faith negotiations to reflect (A) modifications as are necessary to reflect the other terms set forth in this Commitment Letter and the Fee Letter and to give due regard to any mutually agreed Borrower model and the operational and strategic requirements of Holdings and its subsidiaries (including as to the operational and strategic requirements of the Company and its subsidiaries) in light of their industries, businesses, geographic locations, business practices, financial accounting, proposed business plan and the disclosure schedules to the Acquisition Agreement, in each case after giving pro forma effect to the Transactions, (B) modifications to reflect changes in law or accounting standards since the date of such precedent, (C) modifications to reflect the senior unsecured status of the Unsecured Bridge Facilities and the senior secured status of the Secured Bridge Facility and (D) modifications to reflect administrative and operational requirements reasonably requested by the applicable administrative agent (the “Documentation Principles”).

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability and funding of the applicable Facilities on the Closing Date shall be (A) such of the representations made by the Company with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or the right to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the applicable Facilities on the Closing Date if the conditions set forth in this Section 6, in the section entitled “Conditions to Initial Borrowings” in Exhibits B, C and D hereto, and in Exhibit E hereto are satisfied (it being understood that, (x) to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date  after your use of commercially reasonable efforts to do so and without undue burden or expense (other than the pledge and perfection of the security interests in equity securities of the Borrower and its existing material, wholly owned domestic subsidiaries (to the extent required under the terms of Exhibit B and Exhibit C hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates of the Company’s domestic restricted subsidiaries (to the extent required under the terms of Exhibit B and Exhibit C hereto) will only be required to be delivered on the Closing Date to the extent received from the Company after your use of commercially reasonable efforts to obtain such certificates), then the provision and/or perfection of a security interest in such Collateral (as defined in Exhibit B) shall not constitute a condition precedent to the availability of the applicable Facilities on the Closing Date, but instead shall be required to

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be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Bank Administrative Agent (as defined in Exhibit B) and the Borrower acting reasonably and (y) without limitation of clause (x), with respect to guarantees and security interests to be provided by the Company and any restricted subsidiary of the Company that is required to become a Guarantor (as defined in Exhibit B), if such guarantees and security interests cannot be provided (including, for the avoidance of doubt, any evidence of authorization, opinions or customary closing certificates for such Guarantors) as a condition precedent solely because the directors or managers of the Company or such restricted subsidiaries have not authorized such guarantees and security interests and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the funding of the applicable Facilities (such guarantees and security interests, “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 11:59 p.m., New York City time, on the Closing Date) (and if not so provided, shall constitute an event of default under the Facilities with no grace period)).

Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheets or the Fee Letter are subject to the approval and agreement of the Joint Bookrunners and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type consistent with the “Documentation & Defined Terms” paragraphs in Exhibit B hereto, and the “Documentation” paragraph in Exhibits C and D hereto, as applicable, and shall be subject to the Conditionality Provision.  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower, Holdings and the other Guarantors (which for purposes of this Commitment Letter shall include the Guarantors party to the Existing Credit Agreement and the Company and its subsidiaries that are required to become Guarantors under the Existing Credit Agreement as of the Closing Date as a condition to funding) set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability and no violation of, or conflict with, organizational documents or agreements governing material indebtedness of the Borrower and the Guarantors in each case, related to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit E hereto), Federal Reserve margin regulations, the Investment Company Act, OFAC, FCPA and PATRIOT Act, status of the Facilities as senior debt, and subject to the provisions of this Section 6, creation, validity and perfection of security interests in the Collateral.  This Section 6, and the provisions herein, shall be referred to as the “Conditionality Provision.”

7.                                      Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective successors and assigns, affiliates and the respective officers, directors, employees, agents, advisors, controlling persons and other

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representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letter, the Acquisition Agreement, the Transactions, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict of another firm of counsel for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as agent or arranger or any similar role under the applicable Facility unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final, non-appealable decision)) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  You acknowledge that the Initial Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their

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relationship with the applicable Initial Lender including, without limitation, fees paid pursuant hereto.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

It is further agreed that the Initial Lenders shall be liable in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

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8.                                     Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that each of the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that none of the Commitment Parties nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you.  You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising

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you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.  You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

In addition, you acknowledge that the rights and obligations that you and your affiliates may have in respect of and to us or our respective affiliates under any credit facility, including under the Existing Credit Agreement, or any other agreement are separate from the rights and obligations of you and your affiliates under this Commitment Letter and will not be affected by our services hereunder.  You acknowledge that (i) under the Existing Credit Agreement, Bank of America is currently named as administrative agent, and (ii) we or our affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the you or your subsidiaries or affiliates (including acting as a lender under the Existing Credit Agreement), or other companies.  You hereby agree that we may render services under this letter agreement notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between us and you in connection with the Acquisition, on the one hand, and the exercise by us or any of our affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand.  The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

As you know, J.P. Morgan Securities LLC, Bank of America and DBNY have been retained by Holdings (or one of its affiliates) as financial advisors (in such capacities, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors and/or their respective affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Commitment Parties hereto acknowledges the retention of J.P. Morgan Securities LLC,  Bank of America and DBNY as the Financial Advisors and that such relationship does not create any fiduciary duties

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or fiduciary responsibilities to such Commitment Party on the part of J.P. Morgan Securities LLC, Bank of America, DBNY or their respective affiliates.

9.                                      Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons who are informed of the confidential nature hereof (and, in each case, each of their attorneys), on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential and need to know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities, in any offering memoranda relating to the Unsecured Notes or the Secured Notes, as applicable, or in connection with any public release or filing relating to the Transactions, (iii) you may disclose the Commitment Letter, Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof (but not the Fee Letter; provided that disclosure of the Fee Letter to potential Lenders shall be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents or bookrunners pursuant to Section 2 hereof), to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, and (vi) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, pricing caps, securities demand, economic flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential basis.

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The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter or other services to you and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to their respective employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or direct or indirect contractual counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or direct or indirect contractual counterparty to any swap or derivative transaction  that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the

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standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to any Disqualified Lender.  The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions (except as otherwise specified herein) in the Facilities Documentation upon the initial funding thereunder.  Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary hereof.

10.                               Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by an Initial Lender in connection with the syndication of the Facilities as contemplated hereunder (but subject to the limitations set forth in this Commitment Letter)), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a

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manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the applicable Facilities and the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information

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and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Facilities (or portion thereof pro rata across the Facilities) hereunder at any time subject to the provisions of the preceding sentence.  It is understood and agreed that if any loans are under the Bank Facilities are funded into escrow prior to the Closing Date, the applicable commitments under the Bank Facilities of each of the Commitment Parties hereunder shall automatically terminate on a dollar-for-dollar basis; provided that the conditions for the release of funds from such escrow shall be the same as or less burdensome to the Borrower than those set forth herein.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on August 1, 2014.  The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the applicable Facilities, (ii) the date that is ten (10) months from the date hereof and (iii) the termination of the Acquisition Agreement (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Dan Kelly
Name: Dan Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Dan Kelly
Name: Dan Kelly
Title: Managing Director

[Signature Page to Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brendan M. Poe
Name: Brendan M. Poe
Title: Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Gregory R. Maxon
Name: Gregory R. Maxon
Title: Executive Director

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Jackson Merchant
Name: Jackson Merchant
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

SCIENTIFIC GAMES CORPORATION

By:	/s/ Scott D. Schweinfurth
Name: Scott D. Schweinfurth
Title: Executive Vice President and Chief Financial Officer

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Scott D. Schweinfurth
Name: Scott D. Schweinfurth
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

ANNEX I

to Commitment Letter

Incremental Term Facility:

Lender	Incremental Term Facility Commitment
Bank of America	$650,625,000 = 37.5%
JPMCB	$596,406,250 = 34.375%
DBNY	$487,968,750 = 28.125%

Revolving Incremental Commitment:

Lender	Revolving Incremental Commitment
Bank of America	$131,250,000 = 37.5%
JPMCB	$120,312,500 = 34.375%
DBNY	$98,437,500 = 28.125%

Refinancing Facility:

Lender	Refinancing Term Loan Facility Commitment
Bank of America	$860,250,000 = 37.5%
JPMCB	$788,562,500 = 34.375%
DBNY	$645,187,500 = 28.125%

Lender	Revolving Facility Commitment
Bank of America	$243,750,000 = 37.5%
JPMCB	$223,437,500 = 34.375%
DBNY	$182,812,500 = 28.125%

Secured Bridge Facility:

Lender	Secured Bridge Facility Commitment
Bank of America	$281,250,000 = 37.5%
JPMCB	$257,812,500 = 34.375%
DBCI	$210,937,500 = 28.125%

Unsecured Bridge Facilities:

Lender	Unsecured Bridge Facility Commitment (2022 Initial Unsecured Bridge Loans)
Bank of America	$825,000,000 = 37.5%
JPMCB	$756,250,000 = 34.375%
DBCI	$618,750,000 = 28.125%

Lender	Unsecured Bridge Facility Commitment (2024 Initial Unsecured Bridge Loans)
Bank of America	$187,500,000 = 37.5%
JPMCB	$171,875,000 = 34.375%
DBCI	$140,625,000 = 28.125%

EXHIBIT A

Project University
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used.

Holdings and the Borrower intend to consummate the Acquisition pursuant to the Acquisition Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a)           Pursuant to the agreement and plan of merger (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”) dated the date hereof among the Borrower and the sellers identified therein (each a “Seller” and collectively the “Sellers”), among others, Holdings, the Borrower and/or one or more of their subsidiaries will consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.

(b)           The Borrower shall seek an amendment (the “Acquisition Amendment”) to that certain Credit Agreement dated as of October 18, 2013, among Holdings, the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (as previously amended, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by the Acquisition Amendment, hereinafter referred to as the “Amended Credit Agreement”) to implement the amendments described in clause 1 on Annex I to Exhibit A hereto (such amendments, the “Required Amendments”), and (i) obtain, pursuant to the Amended Credit Agreement, a new incremental senior secured term loan (the “Incremental Term Loan”), in an aggregate principal amount equal to $1,735 million, in each case, on terms described in Exhibit B to the Commitment Letter and (ii) request an increase in revolving commitments under the Existing Credit Agreement in an aggregate principal amount equal to $350 million (the “Revolving Incremental Commitment”).

(c)           If the Required Amendments are not obtained prior to the Launch Date, the Borrower will obtain $4,679 million in senior secured first-lien loan facilities described in Exhibit B to the Commitment Letter consisting of (A) senior secured term loans, in an aggregate principal amount equal to $2,294 million (the “Refinancing Term Loan Facility”), (B)  a senior secured revolving credit facility in the aggregate principal amount of $650 million (such revolving credit facility, the “Revolving Facility” and, along with the Refinancing Term Loan Facility, collectively the “Refinancing Facility”) and (C) senior secured term loans in an aggregate principal amount equal to the Incremental Term Commitment (the “Backstop Incremental Facility” and, together with the Refinancing Facility, the “Backstop Facility”); provided that the Refinancing Term Loan Facility and the loans in respect of the Backstop Incremental Facility shall be one tranche of term loans.

(d)           If the Required Amendments have been obtained prior to the Launch Date, the aggregate commitment with respect to the Refinancing Facility under the Commitment Letter shall automatically be reduced to $0 and only the Incremental Term Facility and the Revolving Incremental Commitment to be incurred under the Amended Credit Agreement shall remain as outstanding commitments under the Commitment Letter with respect to the Bank Facilities (any such reduction a “Commitment Reduction”).

(e)           The Borrower will issue:

(i) senior secured notes pursuant to a private placement under Rule 144A or other private placement (the “Secured Notes” and, together with the Unsecured Notes, the “Notes”) yielding $750 million in gross cash proceeds and/or to the extent that the issuance of Secured Notes yields less than $750 million in gross cash proceeds on or prior to the date of consummation of the Acquisition (the “Closing Date”), or to the extent that the proceeds of such Secured Notes are not available to consummate the Transactions, borrowings by the Borrower of up to $750 million of senior secured bridge loans (less the gross cash proceeds received by the Issuer from the Secured Notes issued on or prior to the Closing Date) the proceeds of which are available to consummate the Transactions (the “Initial Secured Bridge Loans”) under a senior secured credit facility (the “Secured Bridge Facility”), and

(ii) (A) senior unsecured notes pursuant to a private placement under Rule 144A or other private placement yielding (x) $2,200 million in gross cash proceeds from the issuance of eight-year notes (the “2022 Unsecured Notes”) and (y) $500 million in gross cash proceeds from the issuance of ten-year notes (the “2024 Unsecured Notes” and, together with the 2022 Unsecured Notes, the “Unsecured Notes”), or (B) to the extent that the issuance of 2022 Unsecured Notes yields less than $2,200 million in gross cash proceeds and/or the issuance of the 2024 Unsecured Notes yields less than $500 million in gross cash proceeds, in each case, on or prior to the Closing Date, or to the extent that the proceeds of the Unsecured Notes are not available to consummate the Transactions, borrowings by the Issuer of up to $2,200 million of senior unsecured bridge loans (less the gross cash proceeds received by the Issuer from 2022 Unsecured Notes issued on or prior to the Closing Date) the proceeds of which are available to consummate the Transactions (the “2022 Initial Unsecured Bridge Loans”) under a senior unsecured credit facility (the “2022 Unsecured Bridge Facility”) and borrowings by the Issuer of up to $500 million of senior unsecured bridge loans (less the gross cash proceeds received by the Issuer from 2024 Unsecured Notes issued on or prior to the Closing Date) the proceeds of which are available to consummate the Transactions (the “2024 Initial Unsecured Bridge Loans” and, together with the 2022 Initial Unsecured Bridge Loans, the “Initial Unsecured Bridge Loans”) under a senior unsecured credit facility (the “2024 Unsecured Bridge Facility” and, together with the 2022 Unsecured Bridge Facility, the “Unsecured Bridge Facilities”).

(f)            All existing third party indebtedness for borrowed money (i) under the Existing Credit Agreement (solely if the Required Amendments are not obtained prior to the Launch Date) will be refinanced or repaid with the proceeds of the Refinancing Facility and (ii) of the Company’s existing credit agreement will be refinanced or repaid and the Lead Arrangers shall receive reasonably satisfactory evidence of the refinancing and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Facilities Documentation; it being agreed that the delivery of release letters, mortgage releases (if applicable) and Uniform Commercial Code termination statements (if applicable)  shall be satisfactory evidence (collectively, the “Refinancing”).

(g)           The proceeds of the applicable Facilities (to the extent borrowed on the Closing Date) and the Notes, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).  Any excess proceeds from the Facilities borrowed on the Closing Date shall be available to the Borrower and its subsidiaries for general corporate purposes.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

ANNEX I

to EXHIBIT A

Project University
Summary of Required Amendments

1.              The Acquisition Amendment shall contain, and the Lead Arrangers shall seek to obtain the requisite consents for, the following amendments to the Existing Credit Agreement pursuant to the Acquisition Amendment (such amendments, the “Required Amendments”):

a)             provide for all amendments necessary to allow for the Acquisition, including the Borrower’s ability to acquire non-guarantor subsidiaries under the Existing Credit Facility in excess of the caps allowed for permitted acquisitions or other investments pursuant to the terms thereof;

b)             provide the ability for the Borrower to incur an amount not to exceed $5,535 million on the Closing Date regardless of Closing Date leverage ratio levels; and

c)              Add a financial covenant (tested quarterly regardless of outstanding borrowings, beginning with the first full fiscal quarter after the Closing Date) to the Revolving Facilities (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (including the Incremental Revolving Facility), based on a maximum Consolidated Net First Lien Leverage Ratio (as defined in the Existing Credit Agreement) at the levels set forth below:

Closing Date through December 31, 2015	5.75:1.00
January 1, 2016 through December 31, 2016	5.50:1.00
January 1, 2017 and thereafter	5.00:1.00

2.              The Acquisition Amendment shall contain, and the Lead Arrangers shall seek to obtain the requisite consents for, the following amendments to the Existing Credit Agreement pursuant to the Acquisition Amendment on a commercially reasonable efforts basis:

a)             increase the aggregate amount of the Revolving Commitment (as defined in the Existing Credit Agreement) from $300 million to $650 million and reset the cash-capped Maximum Incremental Facilities Amount (as defined in the Existing Credit Agreement) to $350 million;

b)             extend the Revolving Termination Date (as defined in the Existing Credit Agreement) to a date to be agreed;

c)              provide for increased debt incurrence capacity by non-Loan Parties on terms to be agreed; and

d)             such other amendments as to which the Lead Arrangers and the Borrower shall agree.

B-1

EXHIBIT B

Project University

Bank Facilities

Summary of Principal Terms and Conditions(1)

Borrower:

Scientific Games International, Inc. (the “Borrower”), a wholly-owned subsidiary of Holdings. Immediately after giving effect to the Acquisition, Holdings shall continue to own, directly or indirectly, all of the equity interests in the Borrower.

Bank Administrative Agent and
Collateral Agent:

Bank of America will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and
Joint Bookrunner:

Merrill Lynch, J.P. Morgan and DBSI will act as joint lead arrangers and joint bookrunners for the Incremental Term Facility, the Revolving Incremental Commitment and the Refinancing Facility, as applicable, and each will perform the duties customarily associated with such roles.

Incremental Term Facility:	To the extent the Required Amendments are obtained prior to the Launch Date:

A senior secured first-lien term loan facility in an aggregate principal amount of $1,735 million, which Incremental Term Facility shall constitute New Term Loan Commitments or Supplemental Term Loan Commitments (as defined in the Existing Credit Agreement) in accordance with Section 2.25 of the Existing Credit Agreement.

Revolving Incremental:

To the extent the Required Amendments are obtained prior to the Launch Date, increase to the senior secured first-lien revolving credit facility under the Existing Credit Agreement in an aggregate principal amount of $350

(1)         All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

million, which Revolving Incremental Commitment shall constitute Supplemental Revolving Commitments (as defined in the Existing Credit Agreement) in accordance with Section 2.25 of the Existing Credit Agreement.

Refinancing Facility:	To the extent that the Required Amendments are not obtained prior to the Launch Date:

(A)

A (i) senior secured first-lien term loan facility in an aggregate principal amount of $2,294 million (the loans thereunder, the “Refinancing Term Loans”) and (ii) senior secured first-lien term loan facility in an aggregate principal amount equal to the Incremental Term Facility (to the extent incurred under this clause (A) the “Backstop Incremental Facility,” and, together with the Refinancing Term Loan Facility, the “Backstop Term Loan Facility”); provided that the Refinancing Term Loan Facility and the Backstop Incremental Facility shall be one tranche of term loans.

	(B)	A senior secured first-lien revolving credit facility in an aggregate principal amount of $650 million.

Purpose:

The proceeds of the borrowings under the (i) Incremental Term Facility (and any Revolving Incremental Commitment, subject to a cap as set forth below under Availability) or the (ii) Backstop Term Loan Facility (and the Revolving Facility, subject to a cap as set forth below under Availability), as applicable, shall be used to pay the Acquisition Costs on the Closing Date.

Availability:	(A)

The Incremental Term Facility and/or the Refinancing Term Loan Facility, as applicable, will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Facility and/or the Refinancing Term Loan Facility, as applicable, that are repaid or prepaid may not be reborrowed.

(B)

The Revolving Incremental Commitment or Revolving Facility, as applicable, (exclusive of letter of credit usage) will be made available on and after the Closing Date (provided that on the Closing Date, the Revolving Incremental Commitment or Revolving Facility, as applicable, will only be available (1) to finance (i) the Refinancing of revolving loans plus (ii) purchase price or working capital adjustments plus (iii) upfront fees and original issue discount, in each case imposed under the “market flex” provisions of the Fee Letter plus (iv) the other Acquisition Costs and (2) so long as (i) after giving effect to all borrowings under the Revolving Incremental Commitment or Revolving Facility, as applicable, on the Closing Date, the Borrower shall have at least $250.0 of Liquidity (as defined below) and (ii) the Revolving Incremental Commitment or Revolving Facility, as applicable, will only be available for borrowings on the Closing Date in an amount not to exceed $300.0 million (the amount available after taking into account clauses (2)(i) and (ii) above, the “Closing Date Availability Amount”)). Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit) under facilities no longer available to the Borrower, the Company or their respective subsidiaries as of the Closing Date. “Liquidity” shall mean the sum of (i) all unrestricted cash and cash equivalents included in the cash accounts of the Borrower and its restricted subsidiaries’ balance sheet plus (ii) the amount that is available for borrowings under the Revolving Incremental Commitment or Revolving Facility, as applicable, after giving effect to all loans and letters of credit then outstanding thereunder.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Consistent with the Existing Credit Agreement.

Incremental Term Facility Final
Maturity and Amortization:

Subject to the Accelerated Maturity Date (as defined in the Existing Credit Agreement), the Incremental Term Facility will mature on the date that is 7 years after the Closing Date and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the

Incremental Term Facility, with the balance payable on the 7th anniversary of the Closing Date.

Refinancing Facility Final
Maturity and Amortization:	(A)	Refinancing Term Loan Facility

Subject to the Accelerated Maturity Date (to be defined in a manner consistent with the Existing Credit Agreement), the Refinancing Term Loan Facility will mature on the date that is 7 years from the Closing Date and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the Refinancing Term Loan Facility, with the balance payable on the date that is 7 years from the Closing Date.

	(B)	Revolving Facility

Subject to the Accelerated Maturity Date, the Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is 5 years after the Closing Date.

Guarantees and Security:

Consistent with the Existing Credit Agreement. “Guarantors” and “Collateral” shall be defined in a manner consistent with the Existing Credit Agreement and include the equity and assets of the Company and its subsidiaries consistent with those required to be Collateral under the Existing Credit Agreement, and with the Company and such subsidiaries required to become Guarantors.

Mandatory Prepayments and
Voluntary Prepayments:

Consistent with the Existing Credit Agreement; provided that the Incremental Term Facility or the Backstop Term Loan Facility, as applicable, shall be subject to “soft call” protection (substantially consistent with the “soft call” protection applicable to term loans under the Existing Credit Agreement) for the first 6 months after the Closing Date.

Documentation & Defined Terms:

The definitive documentation will contain the terms and conditions set forth herein and will otherwise be consistent (i) with the Increase Supplement or Lender Joinder Agreement (each as defined in the Existing Credit

Agreement), in the case of the Incremental Term Facility and Revolving Incremental Commitment and (ii) with the Specified Precedent and the Documentation Principles, in the case of the Refinancing Facility (the “Bank Facilities Documentation”); in each case, subject to modification in accordance with the “market flex” provisions of the Fee Letter; provided, that with respect to the Revolving Facility under the Refinancing Facility, the definitive documentation will contain the financial covenant as set forth in Section 1(c) of Annex I to Exhibit A of the Commitment Letter.

Representations and Warranties,
Covenants and Events of Default:	Consistent with the Existing Credit Agreement.

Conditions to Initial Borrowing:

The availability of the initial borrowing and other extensions of credit under the Incremental Term Facility or the Refinancing Facility, as applicable, on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter and in Exhibit E to the Commitment Letter and, with respect to the Incremental Term Facility, if obtained pursuant to the Existing Credit Agreement and the Revolving Incremental Commitment, the applicable conditions set forth in the Amended Credit Agreement.

Conditions to All Borrowings
after the Closing Date:	Consistent with the Existing Credit Agreement.

Voting:	Consistent with the Existing Credit Agreement.

Cost and Yield Protection:	Consistent with the Existing Credit Agreement.

Assignments and Participations:	Consistent with the Existing Credit Agreement.

Expenses and Indemnification:	Consistent with the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative
Agent, Joint Lead Arrangers and
Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to
EXHIBIT B

Interest Rates:	The interest rates under the Incremental Term Facility will be as follows:

Incremental Term Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 3.75% or ABR plus 2.75%.

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum ABR of 2.00%, applicable to the Incremental Term Facility only.

For the avoidance of doubt, the interest rate with respect to any Revolving Incremental Commitment shall be the same as the Existing Credit Agreement.

The interest rates under the Refinancing Facility will be as follows:

Revolving Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

Refinancing Term Loan Facility (and the Backstop Incremental Facility): At the option of the Borrower, initially, Adjusted LIBOR plus 3.75% or ABR plus 2.75%.

All swingline loans will be ABR loans.

From and after the delivery by the Borrower to the Bank Administrative Agent of the Borrower’s financial statements (or that of a direct or indirect parent of the Borrower to be agreed) for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Revolving Facility shall be determined by reference to a pricing grid based on First Lien Leverage Ratios to be agreed.

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum

B-I-1

ABR of 2.00%, applicable to the Refinancing Term Loan Facility and the Backstop Incremental Facility only.
Letter of Credit Fees &
Commitment Fees:	Same as Existing Credit Agreement.

B-I-2

EXHIBIT C

Project University
Secured Bridge Facility
Summary of Principal Terms and Conditions(2)

Borrower:	The Borrower under the Bank Facilities.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:

JPMCB will act as sole administrative agent for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding Disqualified Lenders and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Secured Bridge Lenders”), and will perform the duties customarily associated with such role.

Lead Arrangers and
Joint Bookrunners:	J.P. Morgan, Merrill Lynch and DBSI will act as joint lead arrangers and joint bookrunner for the Secured Bridge Facility and will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution or institutions to be designated by the Borrower.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

Initial Secured Bridge Loans:

The Secured Bridge Lenders will make Initial Secured Bridge Loans to the Borrower on the Closing Date in an aggregate principal amount of $750 million minus any gross cash proceeds from the Secured Notes issued by the Borrower or any of its affiliates on or prior to the Closing Date, which proceeds are available to consummate the Transactions on the Closing Date.

Availability:	The Secured Bridge Lenders will make the Initial Secured Bridge Loans on the Closing Date in a single drawing contemporaneously with the consummation of the

(2)           All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Acquisition and the initial funding under the Bank Facilities and the Initial Unsecured Bridge Facilities and/or the Unsecured Notes.

Purpose:

The proceeds of borrowings of the Initial Secured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Bank Facilities, the proceeds of borrowings under the Initial Unsecured Bridge Loans and/or the Unsecured Notes (as described in Exhibit D hereto), and the proceeds of the issuance of the Secured Notes and the Unsecured Notes, if any, to pay the Acquisition Costs.

Documentation:

The definitive documentation for the Secured Bridge Facility (the “Secured Bridge Facility Documentation”) shall, except as expressly set forth in this Term Sheet, be based on and consistent with (x) the Existing Credit Agreement (and the Security Documents (as defined therein) with respect to the collateral and guarantee provisions) and (y) the Specified Precedent, taking into account the senior secured status of the Secured Bridge Facility, and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification in accordance with the “market flex” provisions of the Fee Letter), and other terms and provisions to be mutually agreed upon and consistent with the Specified Precedent with customary changes to reflect the interim nature of the Secured Bridge Facility, the definitive terms of which will be negotiated in good faith giving due regard to the Specified Precedent, and shall be otherwise consistent with this Term Sheet (the provisions of such facility being referred to collectively as the “Secured Bridge Documentation Principles”).

Ranking:

The Initial Secured Bridge Loans will rank pari passu in right of payment with the Bank Facilities, the Unsecured Bridge Facilities, and other senior indebtedness of the Borrower, and senior to any subordinated indebtedness of the Borrower, and will be secured by the Collateral on a pari passu basis with the Bank Facilities, as described below under “Security”.

Guarantees:	The Initial Secured Bridge Loans will be jointly and severally guaranteed by each Guarantor on a senior secured basis (such guarantees, the “Secured Bridge Guarantees”).

The Secured Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Bank Facilities (except in the case of repayment in full or termination of the Bank Facilities). The Secured Bridge Guarantees will rank pari passu in right of payment with guarantees of the Bank Facilities and the Unsecured Bridge Facilities.

Security:

All obligations under the Secured Bridge Facility will be secured by a perfected first priority security interest in all of the Collateral. The liens on the Collateral securing the Secured Bridge Facility will be (i) pari passu with the liens on the Collateral securing any Secured Notes and any permitted refinancing thereof and (ii) pari passu with the liens on the Collateral securing the Incremental Term Facility, Revolving Incremental Commitment, the existing credit facilities under the Existing Credit Agreement and any permitted refinancings thereof, including the Refinancing Facility. The priority of the security interests and related creditor rights between the Secured Bridge Facility, the Incremental Term Facility, Revolving Incremental Commitment, the existing credit facilities under the Existing Credit Agreement, any Refinancing Facility (to the extent applicable) and any Secured Notes will be set forth in documentation substantially consistent with the terms of the Other Intercreditor Agreement and the Security Documents (in each case, as defined in the Existing Credit Agreement) relating to the Existing Credit Agreement.

Maturity:

All Initial Secured Bridge Loans will have an initial maturity date that is the first anniversary of the Closing Date (the “Secured Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Secured Bridge Loans have not been previously repaid in full on or prior to the Secured Initial Bridge Loan Maturity Date, such Initial Secured Bridge Loans shall automatically be extended into senior secured term loans (the “Secured Extended Term Loans”), due on the date that is seven years after the Closing Date (the “Secured Extended Maturity Date”) having the terms set forth on Annex C-I hereto. The date on which Initial Secured Bridge Loans are extended as Secured Extended Term Loans is referred to as the “Secured Extension Date.” At any time or from time to time after the Secured Extension Date, at the option of the Secured Bridge Lenders and subject to the conditions set forth in Annex C-II hereto, the

Secured Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Secured Exchange Notes”), having an equal principal amount and having the terms set forth in Annex C-II hereto.

The Secured Extended Term Loans will be governed by the provisions of the Secured Bridge Facility Documentation and will have the same terms as the Initial Secured Bridge Loans except as set forth on Annex C-I hereto. The Initial Secured Bridge Loans, the Secured Extended Term Loans and the Secured Exchange Notes shall be pari passu for all purposes.

Interest Rates:

Prior to the Secured Initial Bridge Loan Maturity Date, the Initial Secured Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 475 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and an additional 50 basis points at the end of each additional three-month period thereafter; provided that at no time shall the interest rate in effect on the Initial Secured Bridge Loans exceed the Total Secured Cap (as defined in the Fee Letter), excluding interest at the default rate as described below.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for an interest period of one, two, three or six months, as selected by the Borrower, appearing on the LIBOR01 Page, in the case of Initial Secured Bridge Loans, published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

From and after the Secured Extension Date, the Initial Secured Bridge Loans will bear interest at a fixed rate equal to the Total Secured Cap (as defined in the Fee Letter) (plus default interest, if any).

Interest Payments:	Interest will be payable (or shall accrue) in arrears at the end of each fiscal quarter of the Borrower following the Closing Date and on the Secured Initial Bridge Loan

Maturity Date.

Default Rate:	With respect to overdue principal, interest and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:

Consistent with the Secured Bridge Documentation Principles and subject to the mandatory prepayment provisions of the Bank Facilities, the Borrower will be required to prepay the Initial Secured Bridge Loans and any other Bridge Loans on a pro rata basis (or in the case of clause (i) below a basis to be mutually agreed without prepaying any other Bridge Loans or the Bank Facilities) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Secured Securities (as defined in the Fee Letter) pursuant to a Secured Securities Demand (as defined in the Fee Letter) for the Initial Secured Bridge Loans; (ii)  the net cash proceeds from public equity issuances (subject to exceptions to be agreed); (iii) the net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of Borrower or any of its subsidiaries other than certain debt permitted under the Existing Credit Agreement and consistent with the Secured Bridge Documentation Principles; and (iv) the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any restricted subsidiary, in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Secured Bridge Facility Documentation, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above with exceptions and baskets consistent with the Secured Bridge Documentation Principles, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Bank Facilities.

Prepayments from foreign subsidiaries’ asset sale proceeds will be limited under the Secured Bridge Facility Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

The Borrower will also be required to offer to prepay the Initial Secured Bridge Loans following the occurrence of a change of control (with “change of control” defined in a manner consistent with the Specified Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:

The Initial Secured Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (but with breakage costs related to prepayments not made on the last day of the relevant interest period), upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Conditions to Initial Borrowings:

The availability of the initial borrowing under the Secured Bridge Facility on the Closing Date shall be conditioned solely upon the satisfaction of the applicable conditions set forth in Section 6 of the Commitment Letter and Exhibit C to the Commitment Letter.

Representations and Warranties:

The Secured Bridge Facility Documentation will contain representations and warranties as are substantially similar to those in the Bank Facilities Documentation with modifications necessary to reflect differences in documentation and consistent with the Secured Bridge Documentation Principles, but in any event are no less favorable to the Borrower than those in the Secured Bank Facilities Documentation, including as to exceptions and qualifications.

Covenants:

The Secured Bridge Facility Documentation will contain (a) affirmative covenants consistent with the Existing Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Secured Bridge Documentation Principles and (b) “high yield” style incurrence-based negative covenants with respect to Holdings, the Borrower and its restricted subsidiaries as are consistent with the Specified Precedent, the definitive terms of which will be negotiated in good faith, and, in no event, except as set forth herein, be more restrictive than the corresponding covenants in the Bank Facilities (and including grace periods for financial reporting consistent with the Bank Facilities); provided that, prior to the Secured Extension Date, the covenants governing debt incurrence and restricted payments shall be more restrictive than those of the Secured Extended Term Loans and the

Secured Exchange Notes prior to the Extension Date.

Financial Maintenance Covenants:	None.

Events of Default:

The Secured Bridge Facility Documentation will contain such events of default (including grace periods and threshold amounts) consistent with the Specified Precedent and the Secured Bridge Documentation Principles.

Cost and Yield Protection:

The Secured Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with the Specified Precedent; it being agreed that the Secured Bridge Facility Documentation will provide customary provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Bridge Administrative Agent.

Assignments and Participation:

Subject to the prior notification of the Bridge Administrative Agent, the Secured Bridge Lenders will have the right (except to Disqualified Lenders as provided below) to assign all or, subject to minimum amounts to be agreed, a portion of its Initial Secured Bridge Loans after the Closing Date in consultation with, but without the consent of, the Borrower; provided, however, that prior to the Secured Initial Bridge Loan Maturity Date, unless a Secured Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 51% of the outstanding Initial Secured Bridge Loans.

The Secured Bridge Lenders will have the right to participate their Initial Secured Bridge Loans to other financial institutions (except to Disqualified Lenders as provided below); provided that no purchaser of participations shall have the right to exercise or to cause the selling Secured Bridge Lender to exercise voting rights in respect of the Secured Bridge Facility (except as to certain customary issues). Participants will have the same benefits as the selling Secured Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions. Assignees and, to the extent the list of Disqualified Lenders has been made available to the Secured Bridge Lenders, participants may not include Disqualified Lenders.

Voting:

Amendments and waivers of the Secured Bridge Facility Documentation will require the approval of Secured Bridge Lenders holding more than 50% of the outstanding Initial Secured Bridge Loans, except that (a) the consent of each directly and adversely affected Secured Bridge Lender will be required for (i) reductions of principal, interest rates or the applicable margin or fees or extensions of dates for scheduled payment of principal or interest (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate) and (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Secured Extended Maturity Date and (b) the consent of 100% of the Secured Bridge Lenders will be required with respect to (x) modifications to any of the voting percentages and (y) releases of all or substantially all of the Guarantors or releases of all or substantially all of the Collateral (other than in connection with permitted asset sales).

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket costs and expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Initial Secured Bridge Loans and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Secured Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein (and, if reasonably necessary, any special or local counsel in jurisdictions material to the interests of the Secured Bridge Lenders and, in the case of any actual or perceived conflict of interest, one additional counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower and the Guarantors, jointly and severally, will indemnify the Bridge Administrative Agent, the Commitment Parties and the Secured Bridge Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if reasonably necessary, one firm of local counsel in in jurisdictions material to the interests of the Secured Bridge Lenders) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict, of one additional firm of counsel (and local counsel) in each relevant jurisdiction to each group of similarly affected indemnified persons) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that no indemnified person (and none of its affiliates and its and their respective officers, directors, employees, advisors, agents, controlling persons and other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing, (ii) any material breach of the Secured Bridge Facility Documentation by such person or any of its affiliates, (iii) any dispute between or among indemnified persons (other than disputes involving claims against the Bridge Administrative Agent in its capacity as such) and (iv) settlements affected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent, Lead Arrangers and
Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX C-I

Secured Extended Term Loans

Maturity:	The Secured Extended Term Loans will mature on the Secured Extended Maturity Date.

Interest Rate:	The Secured Extended Term Loans will bear interest at an interest rate per annum equal to the Secured Total Cap (excluding interest at the default rate as described below).

Interest Payment:

Interest shall be payable in arrears semi-annually commencing on the date that is six months following the Initial Secured Bridge Loan Maturity Date and ending on the Secured Extended Maturity Date, computed on the basis of a 360-day year.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Initial Secured Bridge Loans.

Guarantees:	Same as the Initial Secured Bridge Loans.

Security:	Same as the Initial Secured Bridge Loans.

Covenants, Defaults,
Offers to Repurchase and Voting:

Upon and after the Secured Extension Date, the covenants, offers to repurchase (other than with respect to a change of control, with “change of control” defined in a manner consistent with the Specified Precedent and which shall be at a repurchase price equal to 100% of the aggregate principal amount, plus accrued interest), defaults and voting provisions that would be applicable to the Secured Exchange Notes, if issued, will also be applicable to the Secured Extended Term Loans in lieu of the corresponding provisions of the Secured Bridge Facility Documentation.

Optional Prepayment:

The Secured Extended Term Loans may be prepaid, in whole or in part, at par without premium or penalty, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Conditions to Conversion to
Secured Extended Term Loans:	None.

Governing Law and Forum:	State of New York.

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ANNEX C-II

Secured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Secured Exchange Notes, is referred to as the “Issuer.”

Issue:	The Secured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) consistent with the Specified Precedent.

Principal Amount:

The Secured Exchange Notes will be available only in exchange for the Secured Extended Term Loans on or after the applicable Secured Extension Date. The principal amount of any Secured Exchange Note will equal 100% of the aggregate principal amount of the Secured Extended Term Loan for which it is exchanged. The Borrower may defer the first issuance of Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in aggregate principal amount of Secured Exchange Notes and shall not be required to issue Secured Exchange Notes more than a number of times to be agreed in any calendar month.

Maturity:	The Secured Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Secured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Secured Cap.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as Initial Secured Bridge Loans and Secured Extended Term Loans.

Guarantees and Collateral:	Same as Initial Secured Bridge Loans and Secured Extended Term Loans.

Offer to Purchase from
Asset Sale Proceeds:

The Issuer will be required to make an offer to repurchase the Secured Exchange Notes (and, if outstanding, prepay the Secured Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of

C-II-1

repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Guarantor in excess of amounts either reinvested in the business of the Issuer or its restricted subsidiaries or paid to Bank Lenders or the holders of certain other indebtedness, with such proceeds being applied to the Secured Extended Term Loans, the Secured Exchange Notes and the Secured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Specified Precedent and in any event not less favorable to the Issuer than those applicable to the Secured Bridge Facility (including the right to reinvest proceeds (or commit to reinvest proceeds) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter) and the Bank Facilities.

Offer to Purchase upon
Change of Control:

The Issuer will be required to make an offer to repurchase the Secured Exchange Notes following the occurrence of a change of control (with “change of control” defined in a manner consistent with the Specified Precedent) at a price in cash equal to 101% (100% in the case of Secured Exchange Notes held by an Initial Lender under the Unsecured Bridge Facilities or any of their affiliates (other than an Asset Management Affiliate (as defined below) and Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Secured Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:

In the case of Secured Exchange Notes held by an Initial Lender under the Secured Bridge Facilities or any affiliate of any Initial Lender (other than an Asset Management Affiliate (as defined below) and Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities), the Issuer may redeem such Secured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Secured Exchange Notes will provide for non-ratable voluntary redemptions of Secured Exchange Notes held by the Initial Lenders and their affiliates (other than Asset Management Affiliates and Secured Exchange Notes acquired pursuant to bona fide open market purchases from

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third parties or market-making activities) at such prices for so long as such Secured Exchange Notes are held by them.

Except as set forth below, the Secured Exchange Notes held by any party that is not an Initial Lender under the Secured Bridge Facility and is not affiliated with any such Initial Lender (but including the Secured Exchange Notes held by bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”) and Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities) will be non-callable until the third anniversary of the Closing Date. On or after such third anniversary date, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to half of the coupon on such Secured Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter to zero at two years prior to maturity.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Secured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Secured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Secured Exchange Notes plus accrued interest; provided that at least 50% of the aggregate principal amount of the Secured Exchange Notes issued at any time remain outstanding after each such redemption.

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Specified Precedent.

Defeasance and Discharge
Provisions:	Customary for high yield debt securities and consistent with the Specified Precedent.

Modification:	Customary for high yield debt securities and consistent with the Specified Precedent.

Registration Rights:	None.

Right to Transfer Exchange

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Notes:	The holders of the Secured Exchange Notes shall have the absolute and unconditional right to transfer such Secured Exchange Notes in compliance with applicable law to any third parties.

Covenants:

Customary for high yield debt securities and consistent with the Specified Precedent (including in respect of baskets and carveouts to such covenants), subject to the provisions below; provided that such covenants shall in no event be more restrictive than the corresponding covenants in the Secured Bridge Facility, the Unsecured Bridge Facilities or the Bank Facilities (including, without limitation, with respect to acquisitions, dispositions and restricted payments and shall permit the Limited Condition Acquisition provisions set forth in the Bank Facilities Documentation). For the avoidance of doubt, there shall be no financial maintenance covenants.

The covenants for the Secured Exchange Notes will include credit facilities and liens capacity equal to the greater of (a) the Bank Facilities plus the capacity under the Incremental Bank Facilities (as in effect under the Bank Facilities Documentation on the Closing Date) and (b) an amount such that the Senior Secured Leverage Ratio is no greater than the Senior Secured Leverage Ratio as of the Closing Date.

Events of Default:	Customary for high yield debt securities and consistent with the Specified Precedent.

Governing Law and Forum:	State of New York.

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EXHIBIT D

Project University
Unsecured Bridge Facilities
Summary of Principal Terms and Conditions(3)

Borrower:	The Borrower under the Bank Facilities.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:

JPMCB will act as sole administrative agent for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding Disqualified Lenders and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Unsecured Bridge Lenders”), and will perform the duties customarily associated with such role.

Lead Arrangers and
Joint Bookrunners:	J.P. Morgan, Merrill Lynch and DBSI will act as joint lead arrangers and joint bookrunners for the Unsecured Bridge Facilities and will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution or institutions to be designated by the Borrower.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

Initial Unsecured Bridge Loans:

The Unsecured Bridge Lenders will make Initial Unsecured Bridge Loans to the Borrower on the Closing Date in an aggregate principal amount of (i) $2,200 million of 2022 Initial Unsecured Bridge Loans minus any gross cash proceeds from the 2022 Unsecured Notes issued by the Borrower or any of its affiliates on or prior to the Closing Date, which proceeds are available to consummate the Transactions on the Closing Date and (ii) $500 million of 2024 Initial Unsecured Bridge Loans minus any gross cash proceeds from the 2024 Unsecured Notes issued by the Borrower or any of its affiliates on or prior to the Closing Date, which proceeds are available to consummate the Transactions on the Closing Date.

(3)                                 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Availability:

The Unsecured Bridge Lenders will make the Initial Unsecured Bridge Loans on the Closing Date in a single drawing contemporaneously with the consummation of the Acquisition and the initial funding under the Bank Facilities and the Secured Bridge Facility and/or Secured Notes.

Purpose:

The proceeds of borrowings of the Initial Unsecured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Bank Facilities, the proceeds of borrowings under the Initial Secured Bridge Loans (as described in Exhibit C hereto), and the proceeds of the issuance of the Secured Notes and the Unsecured Notes, if any, to pay the Acquisition Costs.

Documentation:

The definitive documentation for the Unsecured Bridge Facilities (the “Unsecured Bridge Facilities Documentation”) shall, except as expressly set forth in this Term Sheet, be based on and consistent with the Specified Precedent, taking into account the senior unsecured status of the Unsecured Bridge Facilities and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification in accordance with the “market flex” provisions of the Fee Letter), and other terms and provisions to be mutually agreed upon and consistent with the Specified Precedent with customary changes to reflect the interim nature of the Unsecured Bridge Facilities, the definitive terms of which will be negotiated in good faith giving due regard to the Specified Precedent, and shall be otherwise consistent with this Term Sheet (the provisions of such facility being referred to collectively as the “Unsecured Bridge Documentation Principles”).

Ranking:

The Initial Unsecured Bridge Loans will rank pari passu in right of payment with the Bank Facilities, the Secured Bridge Facility and other senior indebtedness of the Borrower and senior to any subordinated indebtedness of the Borrower, and will not be secured.

Guarantees:

The Initial Unsecured Bridge Loans will be jointly and severally guaranteed by each Guarantor on a senior unsecured basis (such guarantees, the “Unsecured Bridge Guarantees”). The Unsecured Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Bank Facilities (except in the case of repayment in full or termination thereof). The Bridge Guarantees will rank pari passu in right of payment with guarantees of the Bank Facilities and the Secured Bridge Facility.

Security:	The Initial Unsecured Bridge Loans will not be secured.

Maturity:

All Initial Unsecured Bridge Loans will have an initial maturity date that is the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below.

If any of the Initial 2022 Unsecured Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial 2022 Unsecured Bridge Loans shall automatically be extended into senior unsecured term loans (the “Extended 2022 Unsecured Term Loans”), due on the date that is eight years after the Closing Date (the “Unsecured 2022 Extended Maturity Date”) having the terms set forth on Annex D-I hereto. The date on which Initial 2022 Unsecured Bridge Loans are extended as Extended 2022 Unsecured Term Loans is referred to as the “2022 Extension Date”. At any time or from time to time after the 2022 Extension Date, at the option of the Unsecured Bridge Lenders and subject to the conditions set forth in Annex D-II hereto, the Extended 2022 Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “2022 Unsecured Exchange Notes”), having an equal principal amount and having the terms set forth in Annex D-II hereto.

If any of the Initial 2024 Unsecured Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial 2024 Unsecured Bridge Loans shall automatically be extended into senior unsecured term loans (the “Extended 2024 Unsecured Term Loans” and, together with the Extended 2022 Unsecured Term Loans, the “Extended Unsecured Term Loans”), due on the date that is ten years after the Closing Date (the “Unsecured 2024 Extended Maturity Date”, and the Unsecured 2022 Extended Maturity Date and the Unsecured 2024 Extended Maturity Date are collectively referred to as the “Unsecured Extended Maturity Dates”) having the terms set forth on Annex C-I hereto. The date on which Initial 2024 Unsecured Bridge Loans are extended as Extended 2024 Unsecured Term Loans is referred to as the “2024 Extension Date”, and the 2022 Extension Date and the 2024 Extension Date are collectively referred to as the “Unsecured Extension Dates”. At any time or from time to time after the 2024 Extension Date, at the option of the Unsecured Bridge Lenders and subject to the conditions set forth in Annex C-II hereto, the Extended 2024 Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “2024 Unsecured Exchange Notes” and, together with the 2022 Unsecured Exchange Notes, the “Unsecured Exchange Notes” ), having an equal principal amount and having the terms set forth in Annex D-II hereto.

The Extended Unsecured Term Loans will be governed by the provisions of the Unsecured Bridge Facilities Documentation and will have the same terms as the Initial Unsecured Bridge Loans except as set forth on Annex C-I hereto. The Initial Unsecured Bridge Loans, the Extended Unsecured Term Loans and the Unsecured Exchange Notes shall be pari passu for all purposes.

Interest Rates:

Prior to the Initial Bridge Loan Maturity Date, the 2022 Initial Unsecured Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 625 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and an additional 50 basis points at the end of each additional three-month period thereafter; provided that at no time shall the interest rate in effect on the 2022 Initial Unsecured Bridge Loans exceed the Eight Year Total Cap (as defined in the Fee Letter), excluding interest at the default rate as described below.

Prior to the Initial Bridge Loan Maturity Date, the Initial 2024 Unsecured Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 675 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and an additional 50 basis points at the end of each additional three-month period thereafter; provided that at no time shall the interest rate in effect on the Initial 2024 Unsecured Bridge Loans exceed the Ten Year Total Cap (as defined in the Fee Letter), excluding interest at the default rate as described below.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for an interest period of one, two, three or six months, as selected by the Borrower, appearing on the LIBOR01 Page, in the case of Initial Unsecured Bridge Loans, published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

From and after the 2022 Unsecured Extension Date, the 2022 Initial Unsecured Bridge Loans will bear interest at a fixed rate equal to the Eight Year Total Cap (as defined in the Fee Letter) (plus default interest, if any). From and after the 2024 Unsecured Extension Date, the 2024 Initial Unsecured Bridge Loans will bear interest at a fixed rate equal to the Ten Year Total Cap (as defined in the Fee Letter) (plus default interest, if any).

Interest Payments:	Interest will be payable (or shall accrue) in arrears at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Bridge Loan Maturity Date.

Default Rate:	With respect to overdue principal, interest and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:

Consistent with the Unsecured Bridge Documentation Principles and subject to the mandatory prepayment provisions of the Bank Facilities, the Borrower will be required to prepay the Initial Unsecured Bridge Loans and the other Bridge Loans on a pro rata basis (or in the case of clause (i) below a basis to be mutually agreed without prepaying any other Bridge Loans or the Bank Facilities) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the applicable Unsecured Securities (as defined in the Fee Letter) pursuant to a Unsecured Securities Demand (as defined in the Fee Letter) for the Initial Unsecured Bridge Loans; (ii) the net cash proceeds from public equity issuances (subject to exceptions to be agreed); (iii) the net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of Borrower or any of its subsidiaries other than certain debt permitted under the Existing Credit Agreement and consistent with the Unsecured Bridge Documentation Principles; and (iv) the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any restricted subsidiary, in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Unsecured Bridge Facilities Documentation, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above with exceptions and baskets consistent with the Unsecured Bridge Documentation Principles, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Bank Facilities.

Prepayments from foreign subsidiaries’ asset sale proceeds will be limited under the Unsecured Bridge Facilities Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

The Borrower will also be required to offer to prepay the Initial Unsecured Bridge Loans following the occurrence of a change of control (with “change of control” defined in a manner consistent with the Specified Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:

The Initial Unsecured Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (but with breakage costs related to prepayments not made on the last day of the relevant interest period), upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Conditions to Initial Borrowings:

The availability of the initial borrowing under the Unsecured Bridge Facilities on the Closing Date shall be conditioned solely upon the satisfaction of the applicable conditions set forth in Section 6 of the Commitment Letter and Exhibit E to the Commitment Letter.

Representations and Warranties:	The Unsecured Bridge Facilities Documentation will

contain representations and warranties as are substantially similar to those in the Bank Facilities Documentation with modifications necessary to reflect differences in documentation and consistent with the Unsecured Bridge Documentation Principles, but in any event are no less favorable to the Borrower than those in the Bank Facilities Documentation, including as to exceptions and qualifications.

Covenants:

The Unsecured Bridge Facilities Documentation will contain (a) affirmative covenants consistent with the Existing Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Unsecured Bridge Documentation Principles and (b) “high yield” style incurrence-based negative covenants with respect to Holdings, the Borrower and its restricted subsidiaries as are consistent with the Specified Precedent, the definitive terms of which will be negotiated in good faith, and, in no event, except as set forth herein, be more restrictive than the corresponding covenants in the Bank Facilities (and including grace periods for financial reporting consistent with the Bank Facilities); provided that, prior to the applicable Unsecured Extension Date, the covenants governing debt incurrence and restricted payments shall be more restrictive than those of the Extended Unsecured Term Loans and the Unsecured Exchange Notes prior to the Extension Date.

Financial Maintenance Covenants:	None.

Events of Default:

The Unsecured Bridge Facilities Documentation will contain such events of default (including grace periods and threshold amounts) consistent with the Specified Precedent and the Unsecured Bridge Documentation Principles.

Cost and Yield Protection:

The Unsecured Bridge Facilities Documentation will include customary tax gross-up, cost and yield protection provisions consistent with the Specified Precedent; it being agreed that the Unsecured Bridge Facilities Documentation will provide customary provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Bridge Administrative Agent.

Assignments and Participation:	Subject to the prior notification of the Bridge Administrative Agent, the Unsecured Bridge Lenders will have the right (except to Disqualified Lenders as provided below) to assign all or, subject to minimum amounts to be agreed, a portion of its Initial Unsecured Bridge Loans after the Closing Date in consultation with, but without the consent of, the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless an Unsecured Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 51% of the outstanding Initial Unsecured Bridge Loans.

The Unsecured Bridge Lenders will have the right to participate their Initial Unsecured Bridge Loans to other financial institutions (except to Disqualified Lenders as provided below); provided that no purchaser of participations shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Unsecured Bridge Facilities (except as to certain customary issues). Participants will have the same benefits as the selling Unsecured Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions. Assignees and, to the extent the list of Disqualified Lenders has been made available to the Unsecured Bridge Lenders, participants may not include Disqualified Lenders.

Voting:

Amendments and waivers of the Unsecured Bridge Facilities Documentation will require the approval of Unsecured Bridge Lenders holding more than 50% of the outstanding Initial 2022 Unsecured Bridge Loans and 50% of the outstanding Initial 2024 Unsecured Bridge Loans, except that (a) the consent of each directly and adversely affected Unsecured Bridge Lender will be required for (i) reductions of principal, interest rates or the applicable margin or fees or extensions of the dates for scheduled payment of interest, (ii) extensions of the Initial Bridge Loan Maturity Dates (except as provided under “Maturity” above) or the Unsecured Extended Maturity Dates and (iii) subject to certain exceptions consistent with the Specified Precedent and the Unsecured Bridge Documentation Principles, releases of all or substantially all the Guarantors (other than in connection with any release or sale of the relevant Guarantor permitted by the Bank Facilities Documentation or the Unsecured Bridge Facilities

Documentation), and (b) the consent of 100% of the Unsecured Bridge Lenders will be required with respect to modifications to any of the voting percentages.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket costs and expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Initial Unsecured Bridge Loans and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Unsecured Bridge Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein (and, if reasonably necessary, any special or local counsel in jurisdictions material to the interests of the Unsecured Bridge Lenders and, in the case of any actual or perceived conflict of interest, one additional counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower and the Guarantors, jointly and severally, will indemnify the Bridge Administrative Agent, the Commitment Parties and the Unsecured Bridge Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if reasonably necessary, one firm of local counsel in in jurisdictions material to the interests of the Unsecured Bridge Lenders) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict, of one additional firm of counsel (and local counsel) in each relevant jurisdiction to each group of similarly affected indemnified persons) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that no indemnified person (and none of its affiliates and its and their respective officers, directors, employees, advisors, agents, controlling persons and other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing, (ii) any material breach of the Unsecured Bridge Facilities Documentation by such person or any of its affiliates, (iii) any dispute between or among indemnified persons (other than disputes involving claims against the Bridge Administrative Agent in its capacity as such) and (iv) settlements affected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent, Lead Arrangers and
Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX D-I

Extended Unsecured Term Loans

Maturity:	The Extended 2022 Unsecured Term Loans will mature on the Unsecured 2022 Extended Maturity Date. The Extended 2024 Unsecured Term Loans will mature on the Unsecured 2024 Extended Maturity Date.

Interest Rate:

The Extended 2022 Unsecured Term Loans will bear interest at an interest rate per annum equal to the Eight Year Total Cap (excluding interest at the default rate as described below). The Extended 2024 Unsecured Term Loans will bear interest at an interest rate per annum equal to the Ten Year Total Cap (excluding interest at the default rate as described below).

Interest Payment:

Interest shall be payable in arrears semi-annually commencing on the date that is six months following the Initial Unsecured Bridge Loan Maturity Date and ending on the applicable Unsecured Extended Maturity Date, computed on the basis of a 360-day year.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Initial Unsecured Bridge Loans.

Guarantees:	Same as the Initial Unsecured Bridge Loans.

Security:	None.

Covenants, Defaults,
Offers to Repurchase and Voting:

Upon and after the Unsecured Extension Date, the covenants, offers to repurchase (other than with respect to a change of control, with “change of control” defined in a manner consistent with the Specified Precedent and which shall be at a repurchase price equal to 100% of the aggregate principal amount, plus accrued interest), defaults and voting provisions that would be applicable to the Unsecured Exchange Notes, if issued, will also be applicable to the Extended Unsecured Term Loans in lieu of the corresponding provisions of the Unsecured Bridge Facilities Documentation.

Optional Prepayment:	The Extended Unsecured Term Loans may be prepaid, in whole or in part, at par without premium or penalty, plus accrued and unpaid interest upon not less than one business

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days’ prior written notice, at the option of the Borrower at any time.

Conditions to Conversion to
Extended Unsecured Term Loans:	None.

Governing Law and Forum:	State of New York.

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ANNEX D-II

Unsecured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Unsecured Exchange Notes, is referred to as the “Issuer.”

Issue:	Each series of Unsecured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) consistent with the Specified Precedent.

Principal Amount:

The 2022 Unsecured Exchange Notes will be available only in exchange for the 2022 Extended Term Loans on or after the applicable Unsecured Extension Date. The principal amount of any 2022 Unsecured Exchange Notes will equal 100% of the aggregate principal amount of the 2022 Extended Term Loan for which it is exchanged. The Borrower may defer the first issuance of 2022 Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in aggregate principal amount of 2022 Unsecured Exchange Notes and shall not be required to issue 2022 Unsecured Exchange Notes more than a number of times to be agreed in any calendar month.

The 2024 Unsecured Exchange Notes will be available only in exchange for the 2024 Extended Term Loans on or after the applicable Unsecured Extension Date. The principal amount of any 2024 Exchange Note will equal 100% of the aggregate principal amount of the 2024 Extended Term Loan for which it is exchanged. The Borrower may defer the first issuance of 2024 Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in aggregate principal amount of 2024 Unsecured Exchange Notes and shall not be required to issue 2024 Unsecured Exchange Notes more than a number of times to be agreed in any calendar month.

Maturity:

The 2022 Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date. The 2024 Unsecured Exchange Notes will mature on the date that is ten years after the Closing Date.

Interest Rate:	The 2022 Unsecured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Eight Year Total Cap and the 2024 Unsecured Exchange

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Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Ten Year Total Cap.

Default Rate:	With respect to overdue principal and interest, the applicable interest rate plus 2.00% per annum.

Ranking:	Same as Initial Unsecured Bridge Loans and Extended Unsecured Term Loans.

Guarantees:	Same as Initial Unsecured Bridge Loans and Extended Unsecured Term Loans.

Offer to Purchase from
Asset Sale Proceeds:

The Issuer will be required to make an offer to repurchase the Unsecured Exchange Notes (and, if outstanding, prepay the Extended Unsecured Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Guarantor in excess of amounts either reinvested in the business of the Issuer or its restricted subsidiaries or paid to Bank Lenders or the holders of certain other indebtedness, with such proceeds being applied to the Extended Unsecured Term Loans, the Unsecured Exchange Notes and the Unsecured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Specified Precedent and in any event not less favorable to the Issuer than those applicable to the Unsecured Bridge Facilities (including the right to reinvest proceeds (or commit to reinvest proceeds) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed or committed to within 180 days) and the Bank Facilities.

Offer to Purchase upon
Change of Control:

The Issuer will be required to make an offer to repurchase the Unsecured Exchange Notes following the occurrence of a change of control (with “change of control” defined in a manner consistent with the Specified Precedent) at a price in cash equal to 101% (100% in the case of Unsecured Exchange Notes held by an Initial Lender under the Unsecured Bridge Facilities or any of their affiliates (other than an Asset Management Affiliate and Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities)) of the outstanding principal amount thereof,

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plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Unsecured Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:

In the case of Unsecured Exchange Notes held by an Initial Lender under the applicable Unsecured Bridge Facilities or any affiliate of any Initial Lender (other than an Asset Management Affiliate and Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities), the Issuer may redeem such Unsecured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Unsecured Exchange Notes will provide for non-ratable voluntary redemptions of Unsecured Exchange Notes held by the Initial Lenders and their affiliates (other than Asset Management Affiliates and Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities) at such prices for so long as such Unsecured Exchange Notes are held by them.

Except as set forth below, (i) the 2022 Unsecured Exchange Notes held by any party that is not an Initial Lender under the 2022 Unsecured Bridge Facility and is not affiliated with any such Initial Lender (but including the 2022 Unsecured Exchange Notes held by Asset Management Affiliates and Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market-making activities) will be non-callable until the fourth anniversary of the Closing Date and (ii) the 2024 Unsecured Exchange Notes held by any party that is not an Initial Lender under the 2024 Unsecured Bridge Facilities and is not affiliated with any such Initial Lender (but including the 2024 Unsecured Exchange Notes held by bona fide investment funds and entities that manage assets on behalf of the Asset Management Affiliates and Unsecured Exchange Notes acquired by any Initial Lender or any affiliate thereof, pursuant to a bona fide open market purchase from third parties or market-making activities) will be non-callable until the fifth anniversary of the Closing Date. On or after such anniversary date, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to half of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter

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to zero at two years prior to maturity.

In the case of the 2022 Unsecured Exchange Notes, prior to the fourth anniversary of the Closing Date, the Issuer may redeem 2022 Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

In the case of the 2024 Unsecured Exchange Notes, prior to the fifth anniversary of the Closing Date, the Issuer may redeem such 2024 Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of each series of Unsecured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Unsecured Exchange Notes plus accrued interest; provided that at least 50% of the aggregate principal amount of such series of Unsecured Exchange Notes issued at any time remain outstanding after each such redemption.

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Specified Precedent.

Defeasance and Discharge
Provisions:	Customary for high yield debt securities and consistent with the Specified Precedent.

Modification:	Customary for high yield debt securities and consistent with the Specified Precedent.

Registration Rights:	Customary registration rights consistent with the Specified Precedent.

Right to Transfer Exchange
Notes:	The holders of the Unsecured Exchange Notes shall have the absolute and unconditional right to transfer such Unsecured Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Customary for high yield debt securities and consistent with the Specified Precedent (including in respect of baskets and carveouts to such covenants), subject to the

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provisions below; provided that such covenants shall in no event be more restrictive than the corresponding covenants in the Unsecured Bridge Facilities, the Secured Bridge Facility or Bank Facilities (including, without limitation, with respect to acquisitions, dispositions and restricted payments and shall permit the Limited Condition Acquisition provisions set forth in the Bank Facilities Documentation). For the avoidance of doubt, there shall be no financial maintenance covenants.

The covenants for the Unsecured Exchange Notes will include credit facilities and liens capacity equal to the greater of (a) the Bank Facilities plus the capacity under the Incremental Bank Facilities (as in effect under the Bank Facilities Documentation on the Closing Date) and (b) an amount such that the Senior Secured Leverage Ratio is no greater than the Senior Secured Leverage Ratio as of the Closing Date.

Events of Default:	Customary for high yield debt securities and consistent with the Specified Precedent.

Governing Law and Forum:	State of New York.

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EXHIBIT E

Project University
Summary of Additional Conditions(4)

The initial borrowings under the Facilities shall be subject to the following conditions:

1.                                      Since the date hereof, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Company Material Adverse Effect.  “Company Material Adverse Effect” means any change, effect, development or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect:  (i) any change, effect, development or circumstance in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, war or any escalation or worsening thereof; (v) the negotiation, execution, announcement or consummation of the Acquisition Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers (including order volumes), suppliers, licensors, employees (including employee attrition) or regulators (including any Gaming Authority)), and any Proceeding arising therefrom or in connection therewith (provided that the provisions of this clause (v) shall not apply to the representations and warranties set forth in Section 4.4 of the Acquisition Agreement); (vi) any action taken as expressly permitted or required by the Acquisition Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 6.1 of the Acquisition Agreement to conduct its business shall not be excluded in determining whether a Company Material Adverse Effect has occurred) or any action taken at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); (viii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals; or (ix) any matter disclosed in the Company Disclosure Letter to the extent

(4)                                 Capitalized terms used in this Exhibit E shall have the meanings set forth in the Commitment Letter to which this Exhibit E is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.

reasonably foreseeable from the face of such disclosure; but only to the extent, in the case of clauses (i), (ii), (iii) or (iv), such change, effect, development or circumstance does not disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate. Capitalized terms used in the above definition (other than “Acquisition Agreement”) shall have the meanings set forth in the Acquisition Agreement.

2.                                      The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the applicable Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder that are material and adverse to the Lenders without the prior consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned).  For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners; provided that any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Bank Facilities and the Bridge Facilities. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3.                                      The Refinancing shall have been consummated or will be consummated substantially simultaneously with the Closing Date.

4.                                      The Joint Bookrunners shall have received (a) audited consolidated balance sheets of each of Holdings and the Company and related statements of income, changes in equity and cash flows of each of Holdings and the Company for each of their respective three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of Holdings and the Company for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing Date (other than any fiscal fourth quarter).  The Joint Bookrunners hereby acknowledge receipt of Holdings’ audited financial statements for the years ended December 31, 2011, December 31, 2012 and December 31, 2013 and unaudited quarterly financial statement for the period ended March 31, 2014 and the Company’s audited financial statements for the years ended June 30, 2011, June 30, 2012 and June 30, 2013 and unaudited quarterly financial statements for the periods ended September 30, 2013, December 31, 2013 and March 31, 2014.

5.                                      The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings and its subsidiaries (based on the financial statements of Holdings and the Company referred to in paragraph 4 above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of Holdings ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period of Holdings is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

6.                                      Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s (under each of Exhibit B and Exhibit C) first priority security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

7.                                      The Initial Lenders shall have received at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8.                                      All fees required to be paid on the Closing Date pursuant to the Term Sheet and Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the applicable Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

9.                                      Initial Lenders shall have a period of at least 20 consecutive calendar days with Blackout Dates as set forth below following the earlier of (i) receipt of the financial information referred to in paragraphs 4 and 5 above and (ii) the Information Memorandum (which, for the avoidance of doubt, shall include the financial information referred to in paragraphs 4 and 5 above) (the “Required Information”) to syndicate the Incremental Term Facility, Revolving Incremental Commitment or Refinancing Facility, as applicable.  If you reasonably believe that you have delivered the Required Information, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed such delivery), in which case you will be deemed to have delivered the Required Information, unless the Lead Arrangers in good faith reasonably believe that you have not done so and, within two business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with reasonable specificity what portions of the Required Information are missing or unsuitable)..

10.                               With respect to the Bridge Facilities, you shall have provided the Investment Bank (as defined in the Fee Letter) with an offering memorandum suitable for use in a customary (for high yield debt securities) “high yield road show” relating to offering of the Notes in a form customary for offerings under Rule 144A, including discussion of Holdings and the Company, financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda customarily used in Rule 144A offerings and in form and substance necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including customary “negative assurance” comfort) from Holdings’ and the Company’s independent accountants in connection with the offering of such Notes (which, for the avoidance of doubt, need not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by

Regulation S-K Item 402(b) or other information or financial data customarily excluded from a Rule 144A offering memorandum, but shall include a customary summary in respect of non-guarantors); provided that this condition shall be deemed satisfied if such offering memorandum excludes sections that would customarily be provided by the Investment Bank (including a “Description of Notes”), but is otherwise complete; and provided further, that in no case shall the offering memorandum be required to include financial statements other than as set forth in paragraphs 4 and 5 of this Exhibit E (collectively, the “Offering Memorandum”). If you reasonably believe that you have delivered a suitable Offering Memorandum, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed such delivery), in which case you will be deemed to have delivered a suitable Offering Memorandum, unless the Lead Arrangers in good faith reasonably believe that you have not done so and, within two business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with reasonable specificity what portions of the Offering Memorandum are missing or unsuitable). You shall have afforded the Investment Bank at least 20 consecutive calendar days (provided that (a) such 20 consecutive calendar day period shall (i) end prior to August 13, 2014 or commence after the later of September 2, 2014 and the day the Company files its annual report in respect of the fiscal year ended June 30, 2014, (ii) end prior to December 19, 2014 or commence after January 5, 2015, and (iii) end prior to February 13, 2015 or commence after Holdings files its annual report in respect of the fiscal year ended December 31, 2014, and (b) November 27 and 28, 2014 shall not count as a calendar day for this purpose (the “Blackout Dates”)) following the satisfaction of the condition set forth in the first sentence of this paragraph 10 (and throughout which such condition remains satisfied (it being understood that the Offering Memorandum may be updated during such period with more recent financial statements and related financial data in order to ensure such condition remains satisfied throughout such period)) to seek to offer and sell or privately place the Notes with qualified purchasers thereof; provided that any such marketing period referred to above shall not occur unless concurrently therewith, the Commitment Parties shall have been afforded a similar marketing period with respect to the Bank Facilities (unless the marketing of the Bank Facilities and the Notes is, with the consent of the Lead Arrangers (which consent shall not be unreasonably withheld or delayed), not occurring at the same time).

ANNEX I to

EXHIBIT E

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of           , a                       ( “Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                         , among                    (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Will be able to pay their Liabilities as they mature”

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For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)                                  “Do not have Unreasonably Small Capital”

Holdings and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.                                      For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Holdings and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

[]

By:
Name:
Title:

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